Exhibit 99.1

February 3, 2015 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter and Year Ended December 31, 2014

NORTH LIBERTY, IOWA - February 3, 2015 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2014.

Financial Results

Operating income increased 28.2% to $34.2 million from $26.7 million for the fourth quarter of 2013. Net income increased 36.0% to $21.5 million compared to $15.8 million in the fourth quarter of 2013. Operating revenues for the quarter increased 10.7% to $203.0 million from $183.3 million in the fourth quarter of 2013. Fuel surcharge revenues decreased 0.9% to $36.2 million from $36.5 million in the fourth quarter of 2013. Basic earnings per share increased 38.9% to $0.25 from $0.18 reported in the fourth quarter of 2013 despite a 1.6% increase in basic weighted average shares outstanding. The increase in basic weighted average shares was mainly attributable to shares issued in the November 11, 2013 acquisition of Gordon Trucking, Inc. For the quarter, Heartland Express, Inc. (the "Company") posted an operating ratio (operating expenses as a percentage of operating revenues) of 83.1% and a 10.6% net margin (net income as a percentage of operating revenues) compared to 85.4% and 8.6%, respectively, in the fourth quarter of 2013.

The Company reported all-time record operating revenues of $871.4 million in 2014, a 49.7% increase from $582.3 million reported in 2013. Fuel surcharge revenues increased 43.9% to $170.4 million from $118.4 million in 2013. Operating income increased 17.4% to $131.9 million from $112.3 million in 2013. Net income increased 20.2% to $84.8 million compared to $70.6 million in 2013. Basic earnings per share increased 16.9% to $0.97 from $0.83 reported in 2013 despite a 3.0% increase in basic weighted average shares outstanding. For the year, the Company posted an operating ratio of 84.9% and a 9.7% net margin compared to 80.7% and 12.1%, respectively in 2013.

Operating results for the quarter and the year were favorably impacted by declining fuel prices, a strong demand for truckload freight services, and a favorable pricing environment. The Company has completed its first full year of combined operations and continues to leverage its strengths to develop operational efficiencies and synergies. The Company was integrated to a single information technology platform in the third quarter of 2014. The combined operational platform has led to favorable improvements in communications and overall fleet utilization. It has also expanded the Company's area of service from predominately east of the Rockies to a coast-to-coast operation. This has resulted in nationwide capacity with one of the largest asset-based truckload fleets in the industry. An expanded capacity network and customer base has allowed the Company to become more diversified and no customer accounted for more than approximately 8.5% of the Company's total operating revenues in 2014.

Driver Compensation

The Company also implemented increases to its driver pay package effective November 1, 2014, raising driver compensation, on average, by approximately 10%. This increase solidified the Company's leadership position in terms of driver pay within the industry.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2014, the Company had $17.3 million in cash balances and $24.6 million in borrowings under the Company's $225 million unsecured line of credit. Borrowings under the line of credit bore interest at a weighted average interest rate of 0.787%. The Company had $196.0 million in available borrowing capacity on the line of credit at December 31, 2014, after consideration of outstanding letters of credit, and was in compliance with associated financial covenants. The Company ended the year with total assets of $760.0 million, net debt (total borrowing less cash on hand) of $7.3 million, and a net debt to total capitalization ratio of approximately 1.5%.

The average age of the Company's tractor fleet was 2.0 years as of December 31, 2014 compared to 2.4 years as of December 31, 2013. The Company took delivery of 462 new trucks during the fourth quarter, which included ProStar Plus International and Freightliner Cascadia models. Approximately 1,500 new trucks are currently scheduled to be received during 2015. The estimated average age of the Company's tractor fleet at the end of 2015 will be approximately 1.3 years. The average age of the Company's trailer fleet was 4.4 years at December 31, 2014 compared to 4.6 years at December 31, 2013. The Company will continue to take advantage of a favorable used trailer market into 2015. It is currently estimated that the Company's dry-van trailer fleet will be 100% 2011 and newer model years by the end of 2015. The Company currently has commitments to sell approximately 2,000 trailers that will be turned in throughout 2015. The estimated average age of the Company's trailer fleet at the end of 2015 will be approximately 4.8 years.

Net cash flows from operations continued to be strong at 19.8% of operating revenues during 2014 or $172.5 million. The primary uses of cash during the year were $50.4 million for the net repayment of long-term debt obligations, net capital expenditures for the year of $113.7 million, and dividends of $7.0 million. The Company ended the year with a return on total assets of 11.4% and a 19.1% return on equity compared to 12.4% and 20.5%, respectively, during 2013.

During 2014, the Company continued its commitment to our stockholders through the payment of cash dividends. Dividends of $0.08 per share were declared and paid during the year. The Company has now paid cumulative cash dividends of $450.5 million, including three special dividends, over the past forty-six consecutive quarters.

Other Information

Commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by several of our customers. These awards include:

•	2013 Walmart General Merchandise Carrier of the Year

•	FedEx 2014 Gold Award (fourth consecutive year) with a most recent year of 99.82% on-time service

•	FedEx SmartPost 2014 Peak Performance Award (fourth consecutive year)

•	FedEx 2014 Core Carrier of the Year (fourth consecutive year)

•	2013 Whirlpool Corporation National Truckload Carrier of the Year (second consecutive year)

•	2014 Best Performing Walmart Carrier for Unilever Award

•	United Sugars 2014 Dry Van Carrier of the Year (second consecutive year)

•	CHEP 2013 Dedicated Provider of the Year Award

•	Nestle Waters 2013 Southeast Region Carrier of the Year

•	Armada Supply Chain Solutions 2014 Elite Fleet Member Award

•	Winegard 2013 Carrier of the Year (third consecutive year)

During 2014, our operating fleet was also recognized with the following safety and other operational recognitions:

•	2014 SmartWay Excellence Award, for leadership in conserving energy and lowering greenhouse gas emissions

•	Truckload Carriers Association (TCA) Top 20 Best Fleets to Drive For (third year in a row)

•	TCA - Safest U.S. based trucking company in its division (carriers over 100 million miles per year for the fifth consecutive year)

•	Two Fleet Safety Awards by the California Trucking Association (fourth time in five years recognized as an outstanding and safe carrier by the State of California)

•	BP's Driving Safety Standards (third year in a row)

These awards are hard-earned and are a direct reflection upon our outstanding group of drivers and operational excellence.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
OPERATING REVENUE	$202,997	$183,348	$871,355	$582,257

OPERATING EXPENSES:
Salaries, wages, and benefits	$67,254	$57,644	$278,126	$178,736
Rent and purchased transportation	11,180	9,073	51,950	12,808
Fuel	43,262	51,439	219,261	172,315
Operations and maintenance	9,179	8,089	39,052	22,345
Operating taxes and licenses	5,016	3,660	20,370	10,516
Insurance and claims	1,325	5,267	17,946	14,888
Communications and utilities	1,547	1,313	6,494	3,552
Depreciation and amortization	29,570	21,795	108,566	68,908
Other operating expenses	6,800	7,320	31,266	19,157
Gain on disposal of property and equipment	(6,383)	(8,972)	(33,544)	(33,270)

	168,750	156,628	739,487	469,955

Operating income	34,247	26,720	131,868	112,302

Interest income	31	84	195	462

Interest expense	(62)	(208)	(446)	(208)

Income before income taxes	34,216	26,596	131,617	112,556

Federal and state income taxes	12,672	10,754	46,783	41,974

Net income	$21,544	$15,842	$84,834	$70,582

Earnings per share
Basic	$0.25	$0.18	$0.97	$0.83
Diluted	$0.25	$0.18	$0.96	$0.83

Weighted average shares outstanding
Basic	87,779	86,425	87,748	85,209
Diluted	87,930	86,629	87,923	85,441

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2014	2013
CURRENT ASSETS
Cash and cash equivalents	$17,303	$17,763
Trade receivables, net	77,034	84,400
Prepaid tires	10,160	6,999
Prepaid shop supplies	2,056	4,194
Other current assets	8,992	11,061
Income tax receivable	19,920	5,706
Deferred income taxes, net	14,767	14,177
Total current assets	150,232	144,300

PROPERTY AND EQUIPMENT	678,566	622,864
Less accumulated depreciation	198,007	173,605
	480,559	449,259
GOODWILL	100,212	98,686
OTHER INTANGIBLES, NET	16,380	18,746
OTHER ASSETS	12,611	13,850
	$759,994	$724,841
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,261	$26,912
Compensation and benefits	26,303	28,084
Insurance accruals	19,249	20,945
Other accruals	14,475	12,627
Total current liabilities	68,288	88,568
LONG-TERM LIABILITIES
Income taxes payable	18,296	20,089
Long-term debt	24,600	75,000
Deferred income taxes, net	101,605	61,948
Insurance accruals less current portion	59,300	67,965
Other long-term liabilities	11,318	13,618
Total long-term liabilities	215,119	238,620
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2014 and 2013; outstanding 87,781 and 87,705 in 2014 and 2013, respectively	907	907
Additional paid-in capital	4,058	5,897
Retained earnings	509,834	432,034
Treasury stock, at cost; 2,908 and 2,984 shares in 2014 and 2013, respectively	(38,212)	(41,185)
	476,587	397,653
	$759,994	$724,841